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                  PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     ($000)



                                                          12 Months
                                                            Ended
                                                         12/31/1998
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NET INCOME                                               $  532,378
ADD BACK:
   INCOME TAXES:
   OPERATING INCOME                                         348,497
   NON-OPERATING INCOME                                     (28,843)
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   NET TAXES                                             $  319,654
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  FIXED CHARGES:
   INTEREST APPLICABLE TO DEBT                           $  317,243
   ANNUAL RENTALS ESTIMATE                               $    8,973
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   TOTAL FIXED CHARGES                                   $  326,216
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ADJUSTED EARNINGS INCLUDING AFUDC                        $1,178,248
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RATIO OF EARNINGS TO FIXED CHARGES                             3.61
===================================================================
  AFUDC                                                       3,522
===================================================================
ADJUSTED EARNINGS EXCLUDING AFUDC                        $1,174,726
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RATIO OF EARNINGS EXCLUDING AFUDC TO FIXED CHARGES             3.60
===================================================================